Filed Pursuant to Rule 424(b)(3)

Registration No. 333-128527

Prospectus Supplement to Prospectus dated October 7, 2005

SatCon Technology Corporation

6,140,226 Shares of Common Stock

This prospectus supplement updates the prospectus dated October 7, 2005 relating to the offer for sale of up to an aggregate of 6,140,226 shares of common stock of SatCon Technology Corporation by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect (i) a transfer of a warrant to purchase 87,500 shares of common stock from Apollo Capital Management Group, LP to Crestview Capital Master, LLC and (ii) a transfer of a warrant to purchase 62,500 shares of common stock from Apollo Microcap Partners, LP to Crestview Capital Master, LLC.  The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of February 4, 2008.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of 02/04/08 (1)	Number of Shares of Common Stock Being Offered		Number of Shares of Common Stock to be Beneficially Owned After Offering (2)
				Number	Percentage (3)
Apollo Capital Management Group, LP (4)	350,000	350,000	(5)	0		*
Apollo Microcap Partners, LP (6)	250,000	250,000	(5)	0		*
Crestview Capital Master, LLC (7)	214,000	150,000	(8)	64,000		*

*                             Less than 1%.

(1)                      Includes shares issuable upon exercise of warrants that are exercisable within 60 days of February 4, 2008.

(2)                      We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(3)                      For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of February 4, 2008 (49,954,062 shares) and assuming (i) exercise of any warrants that are exercisable within 60 days of February 4, 2008 owned by such selling stockholder and (ii) none of the warrants held by other persons have been exercised.

(4)                      Kyle Krueger, president of Oak Creek Capital Corp., the general partner of Apollo Capital Management Group, LP, has voting and investment power over securities held by Apollo Capital Management Group, LP.

(5)                      Represents shares of common stock issued in our $5.8 million private placement in August 2005.

(6)                      Kyle Krueger, president of Bayshore Capital Corp., the general partner of Apollo Microcap Partners, LP, has voting and investment power over securities held by Apollo Microcap Partners, LP.

(7)                      Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM.  CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.  Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(8)                      Represents shares of common stock issuable upon exercise of warrants issued in connection with our $5.8 million private placement of common stock in August 2005. These warrants have an exercise price of $1.99 per share and may be exercised at any time through August 14, 2010.

This prospectus supplement is not complete without the prospectus dated October 7, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is February 5, 2008.